Exhibit 21

SUBSIDIARIES

Pilot Therapeutics, Inc. (North Carolina corporation)

Pilot Pharmaceuticals Corporation (North Carolina corporation wholly-owned by Pilot Therapeutics, Inc.)

Pilot Agbio, Inc. (North Carolina corporation wholly-owned by Pilot Therapeutics, Inc.)